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Exhibit 5.1

[BAKER BOTTS L.L.P. LOGO]	ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 713.229.1234 FAX 713.229.1522	AUSTIN BAKU DALLAS HOUSTON LONDON MOSCOW NEW YORK RIYADH WASHINGTON

December 17, 2004

Edge Petroleum Corporation
Travis Tower
1301 Travis, Suite 2000
Houston, Texas 77002

Gentlemen:

        Edge Petroleum Corporation, a Delaware corporation ("Edge"), has engaged us to render the opinions we express below in connection with its offering of up to 4,025,000 shares of common stock, par value $0.01 per share (the "Shares"), which it is offering under Post-Effective Amendment No. 1 to its Registration Statement on Form S-3 (Reg. No. 333-115692) filed on December 7, 2004, with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act"), which relates to Edge's offering and sale of various securities under the 1933 Act's Rule 415. In this letter, "Registration Statement" means such Post-Effective Amendment No. 1 when it became effective on December 8, 2004, under the 1933 Act.

        For purposes of the opinions we express below, we have examined, among other agreements, instruments and documents, the following:

  •
  the restated certificate of incorporation and by-laws, each as amended to date, of Edge;

  •
  the Registration Statement and its exhibits;

  •
  the prospectus and a form of prospectus supplement the Registration Statement includes;

  •
  the prospectus supplement dated December 16, 2004, relating to the offering and sale of the Shares (the "Prospectus Supplement");

  •
  the underwriting agreement dated December 16, 2004, among Edge, Johnson Rice & Company L.L.C., and Raymond James & Associates, Inc. relating to the offering and sale of the Shares (the "Underwriting Agreement");

  •
  the resolutions of the board of directors of Edge (the "Board") relating to the issuance of the Shares and the resolutions of the Pricing Committee of the Board which authorize and approve the specific terms of the offering and sale of the Shares;

  •
  corporate records of Edge, including minute books it has furnished us; and

  •
  certificates of public officials and of representatives of Edge.

        On the basis of and subject to the foregoing, we are of the opinion that:

  1.
  Edge is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

  2.
  The Shares have been duly authorized and, when issued and delivered in accordance with the Underwriting Agreement against payment therefor, will be validly issued, fully paid and non-assessable.

        In giving these opinions, we have relied on certificates of officers of Edge and of public officials with respect to the accuracy of the factual matters those certificates cover or contain, and we have assumed that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original copies of those documents, and those original copies are authentic.

        We limit the opinions we express above in all respects to matters of the laws of the State of Texas, the General Corporation Law of the State of Delaware, and the federal securities laws of the United States of America, each as in effect on the date hereof.

        We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to Edge's Current Report on Form 8-K reporting the offering of the Shares. We also consent to the references to our Firm under the heading "Legal Matters" in the Prospectus Supplement and in the prospectus supplement and prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit we are in the category of persons whose written consent Section 7 of the 1933 Act requires to be filed with the Registration Statement.

Very truly yours,
/s/ BAKER BOTTS L.L.P.

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  Exhibit 5.1